EXHIBIT 99.1

WestRock Reports Fiscal 2016 Second Quarter Results

  Delivered Solid Operating Results in Consumer and Corrugated Packaging
  Realizing Strategic Benefits of Merger; Achieved $350 Million of the Company’s Annualized Synergy and Performance Improvement Objective
  Completion of Specialty Chemicals (Ingevity) Separation Expected May 15th
  Maintains FY16 Cash Flow Guidance

NORCROSS, Ga., April 29, 2016 (GLOBE NEWSWIRE) -- WestRock Company (WestRock) (NYSE:WRK) today announced results for its fiscal second quarter ended March 31, 2016. Net sales were $3.7 billion and segment income was $297 million.

Three Months Ended
March 31, 2016

Earnings per diluted share	$0.22

Restructuring and other items (1)	0.38
Merger and acquisition inventory step-up expense	0.01

Adjusted earnings per diluted share	$0.61

(1) Restructuring and other items are discussed below under the heading Restructuring and Other Items.

“WestRock had a very good second quarter, with solid operating results highlighted by the significant margin improvement in our Consumer Packaging segment," said Steve Voorhees, chief executive officer of WestRock. “We delivered strong financial performance and made progress on the achievement of our synergy and performance improvement goals by realizing $350 million in annual run-rate savings as of the end of the second quarter. Our performance this quarter further demonstrates the success of our differentiated strategy that is creating value for our customers and stockholders. We continue to expect to generate between $950 million to $1 billion in free cash flow during fiscal 2016.”

Presentation of Financial Statements

On July 1, 2015, Rock-Tenn Company (RockTenn) and MeadWestvaco Corporation (MeadWestvaco) completed a strategic combination of their respective businesses. After completion of this transaction, RockTenn and MeadWestvaco became wholly-owned subsidiaries of WestRock. RockTenn was the accounting acquirer in the transaction; therefore, unless otherwise indicated, the financial statements included in this release beginning with the Condensed Consolidated Statements of Operations reflect only the results of RockTenn for fiscal periods prior to the transaction. WestRock’s consolidated financial statements include the consolidated results of the new company, WestRock, for periods following the transaction.

The results disclosed in this release as “Combined” for the prior year period beginning under the heading Consolidated Financial Results do not reflect WestRock’s pro forma results on a GAAP basis, but rather represent the addition of RockTenn and MeadWestvaco’s individual results for the quarter ended March 31, 2015. MeadWestvaco’s results have been recast for changes to charge the MeadWestvaco segments for items such as additional corporate costs, pension service costs and stock-based compensation in order to be consistent with WestRock’s methodology, as well as to remove interest expense and other income, net from MeadWestvaco’s Corporate and Other category. The combined results for RockTenn and MeadWestvaco in this release for the quarter ended March 31, 2015, also do not reflect the effect of any purchase accounting adjustments, including but not limited to the elimination of intercompany sales and the fair value of assets and liabilities. In the tables below, Segment EBITDA is computed as Segment Income plus Depreciation and Amortization. See Non-GAAP Financial Measures and Reconciliations below.

Consolidated Financial Results

The financial results below as well as those under the heading Segment Results illustrate the performance of WestRock for the quarter ended March 31, 2016, and the combined performance of RockTenn and MeadWestvaco (as described above) for the quarter ended March 31, 2015 (in millions).

		Combined
	Mar. 31, 2016	Mar. 31, 2015	Change

Net Sales	$3,696.6	$3,737.6	$(41.0)
Adjusted Segment EBITDA including Non-Allocated expenses (1)	$581.2	$552.3	$28.9
Depreciation	$220.5	$196.0	$24.5
Amortization	$70.7	$38.8	$31.9
Adjusted Segment Income including Non-Allocated expenses (1)	$290.0	$317.5	$(27.5)

(1) Adjusted Segment EBITDA and Adjusted Segment Income exclude $2.3 million and $0.2 million pre-tax expense for inventory stepped-up in purchase accounting, net of related LIFO, in the quarters ended March 31, 2016 and 2015, respectively.

Net sales declined $41 million compared to the combined prior year period.  The decline was primarily attributable to the impact of $51 million of foreign currency, $31 million of lower Consumer Packaging net sales due to MeadWestvaco’s sale of its European tobacco converting business in April 2015 prior to the merger, and $33 million of lower Specialty Chemicals net sales, excluding foreign currency, which were partially offset by $16 million of higher Land and Development net sales. In addition, approximately $134 million of net sales related to the recent acquisitions (SP Fiber, Cenveo and the Carolina brand) which were partially offset by $76 million in declines in volume, price and mix in Corrugated and Consumer Packaging, including the impact of intercompany sales eliminated in the current year quarter that were not eliminated in the prior year quarter as described in “Presentation of Financial Statements” above when RockTenn and MeadWestvaco were separate. Sales not eliminated in the prior year quarter were $37 million.

Adjusted Segment EBITDA including Non-Allocated Expenses increased by $29 million compared to the prior year quarter primarily due to an increase of $43 million in the Consumer Packaging segment’s Adjusted Segment EBITDA. This was partially offset by declines in Adjusted Segment EBITDA for Specialty Chemicals and Corrugated Packaging, as well as increased Non-Allocated Expenses.

The increase in Adjusted Segment EBITDA of the Company’s core Consumer and Corrugated Packaging segments together with the decrease in Non-Allocated Expenses, excluding Non-Service Pension Income, was $52 million compared to the prior year quarter due primarily to synergy and performance improvements, lower energy and commodity costs, and higher volume which more than offset the decline due to price/mix and the other cost inflation.

Segment Results

Corrugated Packaging

		Combined
	Mar. 31, 2016	Mar. 31, 2015	Change

Segment Sales	$1,932.8	$1,921.0	$11.8
Adjusted Segment EBITDA	$315.8	$320.1	$(4.3)
Depreciation	$118.1	$107.6	$10.5
Amortization	$22.7	$22.5	$0.2
Adjusted Segment Income	$175.0	$190.0	$(15.0)

Operating Highlights for the Quarter Ended March 31, 2016:

  North American corrugated Adjusted EBITDA margin of 17.5%; Brazil corrugated Adjusted EBITDA margin of 23.0%
  North American box shipments flat compared to the prior year quarter and down 1% on a per day basis; stable domestic box pricing compared to the prior year quarter; lower export containerboard pricing
  Shipments in North America of 2.04 million tons in the current quarter; an increase of 104,000 tons from the prior year quarter
  Economic downtime of 30,000 tons and maintenance downtime of 68,000 tons

Period Comparability Items:

  The impact of foreign exchange on segment sales and income for the current quarter was unfavorable $42 million and $9 million, respectively

Consumer Packaging

		Combined
	Mar. 31, 2016	Mar. 31, 2015	Change

Segment Sales	$1,588.4	$1,619.4	$(31.0)
Adjusted Segment EBITDA (1)	$224.1	$181.5	$42.6
Depreciation	$85.5	$78.2	$7.3
Amortization	$37.1	$10.4	$26.7
Adjusted Segment Income (1)	$101.5	$92.9	$8.6

(1) Adjusted Segment EBITDA and Adjusted Segment Income in the quarters ended March 31, 2016 and 2015 exclude $1.8 million and $0.2 million pre-tax expense, respectively, for inventory stepped-up in purchase accounting, net of related LIFO.

Operating Highlights for the Quarter Ended March 31, 2016:

  Year-over-year Adjusted EBITDA margin growth of 290 basis points
  Stable demand in folding carton and beverage packaging
  Strong EBITDA margin growth in the home, health and beauty business due to favorable product mix, lower input costs and improved productivity
  SBS shipments increased by 50,000 tons due to increased internal demand from WestRock converting operations and the addition of the acquired Carolina branded volume
  Cenveo acquisition expected to add 20,000 tons of annual internal SBS and CRB demand

Period Comparability Items:

  The impact of foreign exchange on sales and income for the current quarter was unfavorable $7 million and $1 million, respectively
  The quarter ended March 31, 2015, included $31 million and $4 million of sales and segment income, respectively, related to the legacy MeadWestvaco European tobacco converting business that was sold in April 2015 prior to the merger

Specialty Chemicals

		Combined
	Mar. 31, 2016	Mar. 31, 2015	Change

Segment Sales	$203.9	$239.2	$(35.3)
Adjusted Segment EBITDA (1)	$49.6	$55.0	$(5.4)
Depreciation	$12.3	$7.0	$5.3
Amortization	$10.6	$1.7	$8.9
Adjusted Segment Income (1)	$26.7	$46.3	$(19.6)

(1) Adjusted Segment EBITDA and Adjusted Segment Income in the quarter ended March 31, 2016 exclude $0.5 million pre- tax expense for inventory stepped-up in purchase accounting, net of related LIFO.

Land and Development

		Combined
	Mar. 31, 2016	Mar. 31, 2015	Change

Segment Sales	$18.7	$2.5	$16.2
Segment EBITDA	$(3.8)	$(4.5)	$0.7
Depreciation	$0.2	$0.2	$-
Amortization	$-	$-	$-
Segment Loss	$(4.0)	$(4.7)	$0.7

Operating Highlights for the Quarter Ended March 31, 2016:

  Continuing strong economic and real estate trends in Charleston, South Carolina
  Significant progress to accelerate monetization

Period Comparability Items:

  Segment loss in the current quarter was impacted by expensing $7 million of step-up in land values for items sold during the period; the step-up in values occurred due to purchase accounting and will impact future periods’ reported cost of sales

Non-Allocated Expenses

		Combined
	Mar. 31, 2016	Mar. 31, 2015	Change

Non-Allocated Expenses excluding Non-Service Pension Income	$32.3	$45.9	$(13.6)
Non-Service Pension Income	(23.1)	(38.9)	15.8
Non-Allocated Expenses as reported	$9.2	$7.0	$2.2

Non-Allocated Expenses excluding non-service pension income decreased $14 million compared to the prior year quarter due to cost reductions and increased allocation of costs to the Company’s segments. Non-service pension income associated with the Company’s qualified and nonqualified defined benefit pension plans decreased by $16 million compared to the prior year quarter primarily due to the lower expected return on asset assumption that management established in the fourth quarter of fiscal 2015 as a result of the U.S. Qualified Pension Plans investment de-risking implemented in anticipation of merging certain RockTenn and MeadWestvaco pension plans at that time.

Restructuring and Other Items

Restructuring and other items included the following pre-tax costs and expenses:

  $79 million of closure costs, primarily related to the permanent closure of the Uncasville, Connecticut, medium mill, and costs at other closed facilities; approximately $66 million was non-cash
  $33 million of integration expenses and $2 million of acquisition expenses
  $21 million of costs associated with the Specialty Chemicals business, including $11 million to separate this business into a new public company (Ingevity); $7 million of primarily facility closure costs; and $3 million of start-up costs at the Specialty Chemicals carbon facility in China
  $3 million of operating losses and transition costs, primarily associated with operations in the process of being closed

Cash Provided From Operating, Financing and Investing Activities

Cash from operations was $252 million in the second quarter of fiscal 2016. Total debt was $6.38 billion at March 31, 2016. Total Funded Debt (as defined below) was $6.08 billion at March 31, 2016; the Company’s Leverage Ratio (as defined below) was 2.35 times. The primary difference between total debt and Total Funded Debt is due to the inclusion of unamortized debt stepped-up to fair value in purchase accounting and deferred financing costs which are included in total debt.

Consistent with the Company’s balanced capital allocation strategy, during the second quarter of fiscal 2016, the Company invested $99 million in the previously announced acquisition of certain legal entities formerly owned by Cenveo Inc., net of cash received.  The Company also invested $215 million in capital expenditures, returned $145 million to its stockholders in stock repurchases and paid $95 million in dividends.

Conference Call

The Company will host a conference call to discuss the results of operations for the second quarter of fiscal 2016 and other topics that may be raised during the discussion at 10:00 a.m., Eastern Time, on April 29, 2016. The conference call will be webcast live with an accompanying slide presentation, along with a copy of this press release, at www.westrock.com.

Investors who wish to participate in the webcast via teleconference should dial 888-790-4710 (inside the U.S.) or 773-756-0961 (outside the U.S.) at least 15 minutes prior to the start of the call and enter the passcode WESTROCK. Replays of the call will be available through June 10, 2016, and can be accessed at 866-351-2785 (U.S. callers) and 203-369-0055 (outside the U.S.).

About WestRock

WestRock (NYSE:WRK) aspires to be the premier partner and unrivaled provider of paper and packaging solutions in consumer and corrugated markets. WestRock's 41,000 team members support customers around the world from more than 250 operating and business locations spanning North America, South America, Europe and Asia. For more information, visit www.westrock.com.

Cautionary Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our current expectations, beliefs, plans or forecasts and are typically identified by words or phrases such as "may," "will," "could," "should," "would," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "prospects," "potential" and "forecast," and other words, terms and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. WestRock cautions readers that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Such forward-looking statements include, but are not limited to, statements regarding, among other things that we expect to generate between $950 million to $1 billion in free cash flow during fiscal 2016; we expect the separation of Ingevity to be completed on May 15, 2016; our acquisition of certain legal entities formerly owned by Cenveo Inc. is expected to add 20,000 tons of annual internal SBS and CRB demand; our performance this quarter further demonstrates the success of our differentiated strategy that is creating value for our customers and stockholders; and, with respect to our Land and Development segment, continuing strong economic and real estate trends in Charleston, South Carolina, and the step-up of land values in purchase accounting will impact future periods’ reported cost of sales. With respect to these statements, WestRock has made assumptions regarding, among other things, the results and impacts of the merger of MeadWestvaco and RockTenn; whether and when the spin-off of WestRock's Specialty Chemicals business will occur; economic, competitive and market conditions generally; volumes and price levels of purchases by customers; competitive conditions in WestRock's businesses and possible adverse actions of their customers, competitors and suppliers. Further, WestRock's businesses are subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for their products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain customers; the scope, costs, timing and impact of any restructuring of our operations and corporate and tax structure; the occurrence of a natural disaster, such as a hurricane, winter or tropical storm, earthquake, tornado, flood, fire, or other unanticipated problems such as labor difficulties, equipment failure or unscheduled maintenance and repair, which could result in operational disruptions of varied duration; our desire or ability to continue to repurchase company stock; and adverse changes in general market and industry conditions. Such risks and other factors that may impact management's assumptions are more particularly described in our filings with the Securities and Exchange Commission, including Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2015. The information contained herein speaks as of the date hereof and WestRock does not have or undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

WestRock Company
Condensed Consolidated Statements of Operations
In millions, except per share amounts (unaudited)

	Three months ended		Six months ended
	March 31,		March 31,
	2016	2015	2016	2015

Net sales	$3,696.6	$2,455.6	$7,377.3	$4,969.8

Cost of goods sold	2,975.8	1,998.5	5,955.3	4,043.2

Gross profit	720.8	457.1	1,422.0	926.6
Selling, general and administrative, excluding intangible amortization	368.0	230.5	731.7	451.8
Selling, general and administrative intangible amortization	64.8	22.1	129.0	44.5
Pension lump sum settlement and retiree medical curtailment, net	-	-	-	11.9
Restructuring and other costs, net	131.2	17.2	302.3	22.6
Impairment of Specialty Chemicals goodwill	-	-	478.3	-

Operating profit (loss)	156.8	187.3	(219.3)	395.8
Interest expense	(62.9)	(23.0)	(128.1)	(46.3)
Interest income and other income (expense), net	6.6	(0.5)	21.1	(0.3)
Equity in income (loss) of unconsolidated entities	(0.3)	2.4	1.0	4.6

Income (loss) before income taxes	100.2	166.2	(325.3)	353.8

Income tax expense	(40.4)	(55.8)	(66.6)	(117.8)

Consolidated net income (loss)	59.8	110.4	(391.9)	236.0

Less: Net income attributable to noncontrolling interests	(2.9)	(0.6)	(4.7)	(1.1)

Net income (loss) attributable to common stockholders	$56.9	$109.8	$(396.6)	$234.9

Computation of diluted earnings (loss) per share under the two-class method (in millions, except per share data):

Net income (loss) attributable to common stockholders	$56.9	$109.8	$(396.6)	$234.9
Less: Distributed and undistributed income available to participating securities	-	-	-	-
Distributed and undistributed income (loss) available to common stockholders	$56.9	$109.8	$(396.6)	$234.9

Diluted weighted average shares outstanding	257.4	142.7	255.8	142.7

Diluted earnings (loss) per share	$0.22	$0.77	$(1.55)	$1.65

WestRock Company
Segment Information
In millions (unaudited)

	Three months ended		Six months ended
	March 31,		March 31,
	2016	2015	2016	2015

Net sales:

Corrugated Packaging	$1,932.8	$1,799.5	$3,897.1	$3,642.3
Consumer Packaging	1,588.4	694.9	3,130.6	1,407.9
Specialty Chemicals	203.9	-	413.7	-
Land and Development	18.7	-	34.1	-
Intersegment Eliminations	(47.2)	(38.8)	(98.2)	(80.4)

Total net sales	$3,696.6	$2,455.6	$7,377.3	$4,969.8

Income (loss) from operations before income taxes:

Corrugated Packaging	$175.0	$169.4	$355.1	$354.3
Consumer Packaging	99.7	52.4	190.9	111.4
Specialty Chemicals	26.2	-	33.3	-
Land and Development	(4.0)	-	(3.3)	-

Total segment income	$296.9	$221.8	$576.0	$465.7

Pension lump sum settlement and retiree medical curtailment, net	-	-	-	(11.9)
Restructuring and other costs, net	(131.2)	(17.2)	(302.3)	(22.6)
Impairment of Specialty Chemicals goodwill	-	-	(478.3)	-
Non-allocated expenses	(9.2)	(14.9)	(13.7)	(30.8)
Interest expense	(62.9)	(23.0)	(128.1)	(46.3)
Interest income and other income (expense), net	6.6	(0.5)	21.1	(0.3)

Income (loss) from operations before income taxes	$100.2	$166.2	$(325.3)	$353.8

WestRock Company
Condensed Consolidated Statements of Cash Flows
In millions (unaudited)

	Three months ended		Six months ended
	March 31,		March 31,
	2016	2015	2016	2015
Cash flows from operating activities:
Consolidated net income (loss)	$59.8	$110.4	$(391.9)	$236.0

Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	291.2	152.7	585.5	304.5
Cost of real estate sold	14.1	-	23.4	-
Deferred income tax (benefit) expense	18.8	28.2	(1.7)	87.1
Share-based compensation expense	18.4	10.7	30.2	21.4
Loss (Gain) on disposal of plant and equipment and other, net	0.3	1.8	(0.2)	2.4
Equity in loss (income) of unconsolidated entities	0.3	(2.4)	(1.0)	(4.6)
Pension and other postretirement funding (more) than expense (income)	(28.3)	(51.9)	(40.5)	(47.3)
Cash surrender value increase in excess of premium paid	(7.5)	-	(17.5)	-
Impairment adjustments and other non-cash items	61.7	(2.7)	170.2	(5.6)
Impairment of Specialty Chemicals goodwill	-	-	478.3	-
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(115.1)	25.7	113.5	120.5
Inventories	(20.7)	(3.0)	(80.2)	(22.1)
Other assets	(79.4)	(85.3)	(63.4)	(90.7)
Accounts payable	(9.8)	44.1	(58.8)	(7.4)
Income taxes	(6.8)	(24.6)	23.7	(30.3)
Accrued liabilities and other	55.2	14.7	5.6	(13.1)

Net cash provided by operating activities	252.2	218.4	775.2	550.8

Investing activities:
Capital expenditures	(214.6)	(108.3)	(418.4)	(235.2)
Cash (paid) received for business acquisitions, net of cash acquired	(99.3)	3.7	(381.0)	3.7
Debt purchased in connection with an acquisition	-	-	(36.5)	-
Investment in unconsolidated entities	(0.3)	-	(0.4)	-
Return of capital from unconsolidated entities	0.4	0.2	0.5	0.4
Proceeds from the sale of subsidiary and affiliates	-	-	10.2	-
Proceeds from sale of property, plant and equipment	1.1	4.9	9.5	8.4

Net cash used for investing activities	(312.7)	(99.5)	(816.1)	(222.7)

Financing activities:
Additions to revolving credit facilities	470.1	109.5	592.0	148.9
Repayments of revolving credit facilities	(438.2)	(50.3)	(513.7)	(109.0)
Additions to debt	743.9	100.0	1,021.1	110.9
Repayments of debt	(311.4)	(212.2)	(455.2)	(377.8)
Commercial card program	0.6	(0.2)	0.2	(0.6)
Debt issuance costs	-	-	-	(0.1)
Issuances of common stock, net of related minimum tax withholdings	(16.2)	(28.6)	(10.8)	(26.8)
Purchases of common stock	(144.5)	-	(238.8)	(8.7)
Excess tax benefits from share-based compensation	0.1	16.4	0.1	16.4
Advances from (repayments to) unconsolidated entity	0.9	(0.9)	(0.2)	(0.4)
Cash dividends paid to stockholders	(95.2)	(45.1)	(191.6)	(71.4)
Cash distributions to noncontrolling interests	(14.0)	(0.1)	(16.8)	(1.3)

Net cash provided by (used for) financing activities	196.1	(111.5)	186.3	(319.9)

Effect of exchange rate changes on cash and cash equivalents	(4.9)	(0.5)	(6.1)	(1.1)
Increase in cash and cash equivalents	130.7	6.9	139.3	7.1
Cash and cash equivalents at beginning of period	236.9	32.8	228.3	32.6

Cash and cash equivalents at end of period	$367.6	$39.7	$367.6	$39.7

Supplemental disclosure of cash flow information
Cash paid during the period for:
Income taxes, net of refunds	$26.0	$35.8	$49.4	$44.6
Interest, net of amounts capitalized	126.1	36.0	145.3	41.6

WestRock Company
Condensed Consolidated Balance Sheets
In millions (unaudited)

	March 31,	September 30,
	2016	2015

Assets
Current assets
Cash and cash equivalents	$367.6	$228.3
Restricted cash	7.3	7.3
Accounts receivable (net of allowances of $36.3 and $29.6)	1,662.8	1,690.0
Inventories	2,058.9	1,963.4
Other current assets	352.6	271.4

Total current assets	4,449.2	4,160.4

Property, plant and equipment, net	9,787.3	9,596.7
Goodwill	5,210.4	5,694.5
Intangibles, net	3,449.2	3,552.2
Restricted assets held by special purpose entities	1,297.0	1,302.1
Prepaid pension asset	543.0	532.9
Other assets	532.3	518.0

Total assets	$25,268.4	$25,356.8

Liabilities and Equity
Current liabilities
Current portion of debt	$518.9	$74.1
Accounts payable	1,243.4	1,303.8
Accrued compensation and benefits	350.1	358.0
Other current liabilities	444.7	427.3

Total current liabilities	2,557.1	2,163.2

Long-term debt due after one year	5,858.3	5,558.3
Pension liabilities, net of current portion	293.8	316.0
Postretirement medical liabilities, net of current portion	144.3	143.0
Non-recourse liabilities held by special purpose entities	1,174.5	1,179.6
Deferred income taxes	3,513.8	3,540.6
Other long-term liabilities	637.4	658.0
Redeemable noncontrolling interests	14.4	14.2

Total common stockholders' equity	10,935.4	11,651.8
Noncontrolling interests	139.4	132.1
Total Equity	11,074.8	11,783.9

Total liabilities and equity	$25,268.4	$25,356.8

Non-GAAP Financial Measures and Reconciliations

We have included financial measures that were not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, discuss the reasons that we believe this information is useful to management and may be useful to investors, and provide reconciliations of the non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. These measures may differ from similarly captioned measures of other companies in our industry. The following non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Adjusted Segment EBITDA Margins

Our management uses “Adjusted Segment EBITDA Margins,” along with other factors, to evaluate our segment performance against our peers. Management believes that investors also use this measure to evaluate our performance relative to our peers. “Adjusted Segment EBITDA Margin” is calculated for each segment by dividing that segment’s Adjusted Segment EBITDA by Adjusted Segment Sales.

Set forth below is a reconciliation of Adjusted Segment Sales, Adjusted Segment EBITDA and Adjusted Segment EBITDA margins to the most directly comparable GAAP measures, Segment Net Sales and Segment Income for the quarter ended March 31, 2016 (in millions, except percentages):

	Corrugated Packaging	Consumer Packaging	Specialty Chemicals	Land and Development	Non-Alloc. / Eliminations	Consolidated

Segment Net Sales	$1,932.8	$1,588.4	$203.9	$18.7	$(47.2)	$3,696.6
Less: Trade Sales	(67.4)	—	—	—	—	(67.4)
Adjusted Segment Sales	$1,865.4	$1,588.4	$203.9	$18.7	$(47.2)	$3,629.2

Segment Income including Corporate	$175.0	$99.7	$26.2	$(4.0)	$(9.2)	$287.7
Plus: Inventory Step-up	―	1.8	0.5	―	―	2.3
Adjusted Segment Income including Non-Allocated Expenses	$175.0	$101.5	$26.7	$(4.0)	$(9.2)	$290.0
Depreciation and Amortization	140.8	122.6	22.9	0.2	4.7	291.2
Adjusted Segment EBITDA	$315.8	$224.1	$49.6	$(3.8)	$(4.5)	$581.2

Adjusted Segment EBITDA Margins	16.9%	14.1%	24.3%	(20.3)%

	North American Corrugated	Brazil Corrugated	Other	Total Corrugated Packaging

Segment Net Sales	$1,740.9	$80.8	$111.1	$1,932.8
Less: Trade Sales	(67.4)	—	—	(67.4)
Adjusted Segment Sales	$1,673.5	$80.8	$111.1	$1,865.4

Segment Income	$166.3	$6.6	$2.1	$175.0
Depreciation and Amortization	126.0	12.0	2.8	140.8
Segment EBITDA	$292.3	$18.6	$4.9	$315.8
Segment EBITDA Margins	17.5%	23.0%	4.4%	16.9%

Credit Agreement EBITDA and Total Funded Debt

“Credit Agreement EBITDA” is calculated in accordance with the definition contained in our Credit Agreement. Credit Agreement EBITDA is generally defined as Consolidated Net Income plus: consolidated interest expense, income taxes of the consolidated companies determined in accordance with GAAP, depreciation and amortization expense of the consolidated companies determined in accordance with GAAP, loss on extinguishment of debt and financing fees, certain non-cash and cash charges incurred, including goodwill impairment charges, certain restructuring and other costs, merger, acquisition and integration costs, charges and expenses associated with the write-up of inventory acquired and other items.

“Total Funded Debt” is calculated in accordance with the definition contained in our Credit Agreement. Total Funded Debt is generally defined as aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing fair value interest rate derivatives or swaps, if any, less certain cash, less the fair value of debt step-up remaining from the merger, less various vendor supply chain finance and other related card programs and deferred financing costs, plus additional outstanding letters of credit not already reflected in debt and certain guarantees.

Our management uses Credit Agreement EBITDA and Total Funded Debt to evaluate compliance with our debt covenants and borrowing capacity available under our Credit Agreement and as a measure of operating performance. Management believes that investors also use these measures to evaluate our compliance with our debt covenants and available borrowing capacity. Borrowing capacity is dependent upon, in addition to other measures, the “Credit Agreement Debt/EBITDA ratio” or the “Leverage Ratio,” which is defined as Total Funded Debt divided by Credit Agreement EBITDA.  As of the March 31, 2016 calculation, our Leverage Ratio was 2.35 times. While the Leverage Ratio under the Credit Agreement determines the credit spread on our debt we are not subject to a Leverage Ratio cap. The Credit Agreement is subject to a Debt to Capitalization and Consolidated Interest Coverage Ratio, as defined in the Credit Agreement. Our management uses Credit Agreement EBITDA and Total Funded Debt to evaluate our performance and to compare to our target Leverage Ratio of 2.25x – 2.50x.

Set forth below is a reconciliation of Credit Agreement EBITDA for the twelve months ended March 31, 2016, to the most directly comparable GAAP measure, Consolidated Net Income (Loss):

(In Millions)

Consolidated Net Income (Loss)	$(116.1)
Interest Expense, net	157.5
Income Taxes	199.3
Depreciation, Depletion and Amortization	1,021.8
Additional Permitted Charges	1,326.7
Credit Agreement EBITDA	$2,589.2

Additional Permitted Charges in the table above includes among other items, the $478 million goodwill impairment charge for our Specialty Chemicals business in the quarter ended December 31, 2015; $265 million for MeadWestvaco for the quarter ended June 30, 2015; $427 million of Restructuring and other costs, net and $79 million pre-tax expense for inventory stepped-up in purchase accounting.

Set forth below is a reconciliation of Total Funded Debt to the most directly comparable GAAP measures, Current portion of debt and Long-term debt due after one year as of March 31, 2016:

(In Millions, except ratio)

Current Portion of Debt	$518.9
Long-Term Debt Due After One Year	5,858.3
Total Debt	6,377.2
Less: Unamortized Debt Stepped-up in Purchase Accounting and Deferred Financing Costs	(311.4)
Plus: Letters of Credit, Guarantees and Other Adjustments	12.1
Total Funded Debt	$6,077.9

Credit Agreement EBITDA	$2,589.2

Leverage Ratio	2.35x

Adjusted Net Income and Adjusted Earnings per Diluted Share

We also use the non-GAAP financial measures “adjusted net income” and “adjusted earnings per diluted share”. Management believes these non-GAAP financial measures provide our board of directors, investors, potential investors, securities analysts and others with useful information to evaluate our performance because it excludes restructuring and other costs, net, and other specific items that management believes are not indicative of the ongoing operating results of the business. The Company and our board of directors use this information to evaluate our performance relative to other periods. We believe that the most directly comparable GAAP measures to adjusted net income and adjusted earnings per diluted share are Net income attributable to common stockholders and Earnings per diluted share, respectively. At the beginning of this press release is a reconciliation of adjusted earnings per diluted share to Earnings per diluted share. Set forth below is a reconciliation of adjusted net income to Net income attributable to common stockholders (in millions).

Three Months Ended
March 31, 2016

Net income attributable to common stockholders	$56.9

Restructuring and other items	98.3
Merger and acquisition inventory step-up expense	1.6

Adjusted net income	$156.8

The Combined RKT / MWV column in the table below represents the addition of RockTenn and MeadWestvaco’s individual results for the quarter ended March 31, 2015. MeadWestvaco’s results have been recast for changes to charge the MeadWestvaco segments for items such as additional corporate costs, pension service costs and stock-based compensation in order to be consistent with WestRock’s methodology, as well as to remove interest expense and other income, net from MeadWestvaco’s Corporate and Other category, and does not reflect the effect of any purchase accounting adjustments, including but not limited to the elimination of intercompany sales and the fair value of assets and liabilities and therefore do not reflect WestRock’s pro forma results on a GAAP basis (in millions, except percentages):

	RKT	MWV as Reported (1)	MWV Adjustments (2)	MWV Recast Total		Combined RKT / MWV
Segment Sales
Corrugated Packaging	$1,799.5	$121.5	$-	$121.5		$1,921.0
Consumer Packaging	694.9	924.5	-	924.5		1,619.4
Specialty Chemicals	-	239.2	-	239.2		239.2
Land & Development	-	2.5	-	2.5		2.5
Intersegment Eliminations	(38.8)	(5.7)	-	(5.7)		(44.5)
Total Segment sales	$2,455.6	$1,282.0	$-	$1,282.0		$3,737.6
					-
Adjusted Segment Income
Corrugated Packaging	$169.4	$23.2	$(2.6)	$20.6		$190.0
Consumer Packaging	52.6	75.5	(35.2)	40.3		92.9
Specialty Chemicals	-	49.5	(3.2)	46.3		46.3
Land & Development	-	(2.9)	(1.8)	(4.7)		(4.7)
Total Segment Income	222.0	145.3	(42.8)	102.5		324.5
Non-Allocated Expenses	(14.9)	(35.2)	43.1	7.9		(7.0)
Adjusted Segment Income including Non-Allocated Expenses	207.1	110.1	0.3	110.4		317.5
Noncontrolling interest		0.3	(0.3)	-		-
MWV Interest and Other Items	-	(65.9)	-	(65.9)		(65.9)
	$207.1	$44.5	$(0.0)	$44.5		$251.6

Depreciation and Amortization
Corrugated Packaging	$120.6	$9.5	$-	$9.5		$130.1
Consumer Packaging	27.9	60.7	-	60.7		88.6
Specialty Chemicals	-	8.7	-	8.7		8.7
Land & Development	-	0.2	-	0.2		0.2
Total Segment D&A	148.5	79.1	-	79.1		227.6
Non-Allocated Expenses	4.2	3.0	-	3.0		7.2
Total D&A	$152.7	$82.1	$-	$82.1		$234.8

Adjusted Segment EBITDA
Corrugated Packaging	$290.0	$32.7	$(2.6)	$30.1		$320.1
Consumer Packaging	80.5	136.2	(35.2)	101.0		181.5
Specialty Chemicals	-	58.2	(3.2)	55.0		55.0
Land & Development	-	(2.7)	(1.8)	(4.5)		(4.5)
Total Adjusted Segment EBITDA	370.5	224.4	(42.8)	181.6		552.1
Non-Allocated Expenses	(10.7)	(32.2)	43.1	10.9		0.2
Noncontrolling interest	-	0.3	(0.3)	-		-
Adjusted Segment EBITDA, including Non-Allocated Expenses	$359.8	$192.5	$(0.0)	$192.5		$552.3

Adjusted Segment EBITDA Margins
Corrugated Packaging	16.1%	26.9%	nm	24.8%		16.7%
Consumer Packaging	11.6%	14.7%	nm	10.9%		11.2%
Specialty Chemicals	0.0%	24.3%	nm	23.0%		23.0%
Land & Development	0.0%	-108.0%	nm	-180.0%		-180.0%
Adjusted Segment EBITDA Margins, including Non-Allocated Expenses	14.7%	15.0%	nm	15.0%		14.8%

(1) As adjusted for segment realignment, RockTenn's Consumer Packaging segment excludes $0.2 million of inventory step-up
(2) As adjusted for segment realignment and presented to one decimal
(3) Recasting of allocation of additional Corporate, pension and stock-based compensation costs to segments in order to conform to the WestRock methodology.

Constant Currency Measures

Our management uses Segment Sales, Segment Income and Segment EBITDA Margins as well as those factors held on a constant currency basis, i.e. eliminating the impact of the change in currency from the comparison period, along with other factors to evaluate our segment performance and our performance against our peers. Management believes that investors also use this measure to evaluate our performance relative to our peers. The table below reflects the quarters ended March 31, 2016 and 2015 (in millions, except percentages):

	Q2 FY16	Combined Q2 FY15	% Change	Q2 FY16 Currency Impact $'s	Q2 FY16 Currency Adjusted	Currency Adjusted % Change

NET SALES:

Corrugated Packaging	$1,932.8	$1,921.0	0.6%	$(42.1)	$1,974.9	2.8%
Consumer Packaging	1,588.4	1,619.4	-1.9%	(6.5)	1,594.9	-1.5%
Specialty Chemicals	203.9	239.2	-14.8%	(1.9)	205.8	-14.0%
Land and Development	18.7	2.5	nm	-	18.7	nm
Intersegment Eliminations	(47.2)	(44.5)	nm	-	(47.2)	nm

TOTAL NET SALES	$3,696.6	$3,737.6	-1.1%	$(50.5)	$3,747.1	0.3%

SEGMENT INCOME:

Corrugated Packaging	$175.0	$190.0	-7.9%	$(9.1)	$184.1	-3.1%
Consumer Packaging	101.5	92.9	9.3%	(0.9)	102.4	10.2%
Specialty Chemicals	26.7	46.3	-42.3%	1.9	24.8	-46.4%
Land and Development	(4.0)	(4.7)	nm	-	(4.0)	nm

ADJUSTED SEGMENT INCOME (1)	$299.2	$324.5	-7.8%	$(8.1)	$307.3	-5.3%

nm = not meaningful

(1)  Segment income excludes $1.8 million and $0.5 million of inventory step-up in the quarter ended March 31, 2016 for the Consumer Packaging and Specialty Chemicals segments, respectively.  Segment income in the prior year quarter excludes $0.2 million of inventory step-up in the Consumer Packaging segment.

CONTACT:

WestRock

Investor Relations:
John Stakel
SVP-Treasurer
678-291-7901

Media:
Chris Augustine
Director of Corporate Communications
470-328-6305